Exhibit 99.1

GEON EXPANDS COMPOUND PRESENCE IN ASIA PACIFIC

Cleveland, Ohio — April 27, 2000 — The Geon Company (NYSE: GON) announced today it has agreed in principle to purchase a 50 percent interest in the polyvinyl chloride (PVC) compound business of Thai Plastic & Chemicals Public Company Limited (TPC). The transaction has been approved by both boards of directors and, subject to negotiation of documents, is expected to close in early July.

A joint venture, TPC-Geon Company, Limited, will manufacture and market PVC compounds to customers in the ASEAN Pact countries of Southeast Asia, the People’s Republic of China, Hong Kong, Macao and Taiwan. ASEAN Pact countries include Indonesia, Malaysia, Philippines, Singapore, Thailand, Vietnam, Laos, Myanmar, Brunei and Cambodia.

The joint venture will include TPC’s compound plant in Bangkok, Thailand – and, when Vietnamese government approval is obtained – TPC’s interest in a single-line PVC compound joint venture based in Ho Chi Minh City, Vietnam. TPC-Geon will manufacture PVC compounds, including TPC and Geon proprietary products, and offer a broad range of products for applications such as wire and cable jacketing, pipe fittings, bottles, cap liner and integrated circuit tubes.

“Thai Plastic & Chemicals represents an excellent partner for Geon as we grow our presence in Southeast Asia and China,” said Thomas A. Waltermire, Geon chairman and chief executive officer. “TPC brings excellent market knowledge and good operating practices that are important to the success of the joint venture.

“This alliance, along with the joint venture we established last year covering the Andean Pact countries of South America, and our long-standing joint ventures in England and Singapore, demonstrates Geon’s resolve to establish a global presence to leverage our technology and serve our customers wherever they may choose to operate,” Waltermire added.

TPC-Geon is expected initially to have annual sales of about $30 million. The joint venture should be immediately accretive to Geon earnings by about $0.03 per share annually.

Geon’s other joint venture in Southeast Asia, SPC/Geon, will continue to manufacture and market Geon’s custom injection molding grade of PVC compounds, primarily for customers in the ASEAN Pact nations.

Thai Plastic’s sales for 1999 totaled $270 million. TPC produces PVC resins and has joint ventures with a number of multi-national partners, including Siam Cement, the OxyChem division of Occidental Petroleum Corporation and Mitsui & Co. TPC has another PVC compounding joint venture with Riken Thailand Limited that sells automotive wire harness and medical compounds to Japanese customers in Thailand.

The Geon Company is a leading North American-based polymer services and technology company with operations in vinyl compounds, specialty vinyl resins and formulations, engineered films, and other value-added products and services. Headquartered in Avon Lake, Ohio, The Geon Company and its subsidiaries employ more than 3,200 people and have 30 manufacturing plants in the United States, Canada, England and Australia, and joint ventures in the United States, Canada, England, Australia, Singapore and Colombia. Information on the Company’s products and services, as well as news releases, EDGAR filings, Form 10-K, 10-Q, etc. is available on the Internet at http://www.geon.com.

Private Securities Litigation Reform Act of 1995

This release contains statements concerning trends and other forward-looking information affecting or relating to the Company and its industry that are intended to qualify for the protections afforded “forward-looking statements”
under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements for a variety of factors including, but not limited to: (1) fluctuations in raw material prices and supply, in particular fluctuations outside the normal range of industry cycles;
(2) unanticipated changes in world, regional or U.S. PVC consumption growth rates affecting the Company’s markets; (3) unanticipated costs or difficulties in the operation of the joint venture entities.